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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 8 to the Registration Statement on Form S-3 and related Prospectus of Kaydon Corporation related to $200,000,000 aggregate principal amount of its 4.0% Contingent Convertible Senior Subordinated Notes due 2023 and to the incorporation by reference therein of our report dated February 5, 2004, with respect to the consolidated financial statements and schedule of Kaydon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/S/ ERNST & YOUNG LLP
Detroit, Michigan

June 1, 2004